                                                                    EXHIBIT 10.2

                           ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                ALLSCRIPTS, INC.


                                      AND


                     PHARMACARE MANAGEMENT SERVICES, INC.,
                            PHARMACARE DIRECT, INC.,
                                      AND
                             PROCARE PHARMACY, INC.



                           DATED AS OF MARCH 19, 1999

                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT is entered into as of March 19, 1999, by and among ALLSCRIPTS, INC., an Illinois corporation ("Seller"), and PHARMACARE MANAGEMENT SERVICES, INC., a Delaware corporation ("PharmaCare"), PHARMACARE DIRECT, INC., a Delaware corporation ("PharmaCare Direct"), and PROCARE PHARMACY, INC., a Rhode Island corporation ("CVS ProCare") (each a "Buyer" and collectively "Buyers"). The Buyers and the Seller are referred to collectively herein as the "Parties".

                                    RECITALS
                                    --------

          A. Seller owns certain assets used in the conduct of the business of its Pharmacy Benefit Management Division.

          B. Buyers desire to purchase from Seller, and Seller desires to sell to Buyers, substantially all of such assets of the Pharmacy Benefit Management Division (excluding Accounts Receivable) upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the mutual covenants, representations and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS
                                  -----------

          1.1.  CERTAIN DEFINED TERMS.  As used herein, the terms below shall
                ---------------------
have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "ACCOUNT RECEIVABLE" shall mean any account or note receivable, whether billed or unbilled (but with respect to such unbilled receivables, only to the extent billed within ninety (90) days after Closing), whether current or noncurrent, arising out of the sale of goods or provision of services and other benefits by the Division on or before the Closing Date.

          "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "ASSETS" shall mean all of Seller's right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal, that are used or held for use in the business of the Division, including without limitation, all of Seller's right, title and interest in the following:

          (a) all rights under all Contracts and Leases, including goodwill associated therewith, other than (i) Contracts pursuant to which Seller has rights that are utilized by Seller to any significant degree other than in the operation of the Division (such excluded Contracts being referred to herein as "Company-Wide Contracts"), and (ii) Affiliate Contracts;

          (b)  all leasehold improvements of the Division;

          (c)  all Fixtures and Equipment;

          (d) Inventory, to the extent purchased by Buyers pursuant to Section 2.3(b);

          (e)  all Books and Records;

          (f) all Proprietary Rights, including goodwill associated therewith, other than Proprietary Rights utilized by Seller to any significant degree other than in the operation of the Division (such excluded Proprietary Rights being referred to herein as "Company-Wide Proprietary Rights"), and all know-how of the Division;

          (g)  all Permits to the extent transferable;

          (h) the computer hardware, software and databases of the Division that are identified on Schedule A;
                       ----------

          (i) deposits of customers of the Division that have been made to pre-fund payments to pharmacies; and

          (j) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, except to the extent they relate to Excluded Assets or Excluded Liabilities;

but excluding therefrom the Excluded Assets.

          "ASSUMED LIABILITIES" shall mean:

          (a) all obligations of the Division under the Contracts, Leases and other arrangements included in the definition of Assets either (i) to furnish goods, services, and other benefits to another party after the Closing or (ii) to pay for goods, services, and other benefits that another party will furnish to it after the Closing;

          (b) all liabilities for vacation entitlements through the Closing Date of Rehired Employees (as defined in Section 7.6(a) hereof);

          (c) any obligation of Seller to Teachers Insurance and Annuity Association for the difference between the holdover rent and the regular rent for Seller's Columbus, Ohio facility from February 1, 1999 through the Closing Date; and

          (d) obligations of the Division, if any, to repay advance co-payments made by customers of the Division for prescription orders which the Division has not filled as of the Closing;

provided, however, that the Assumed Liabilities shall not include any
--------  -------
liabilities other than those enumerated above including, without limitation, any liability of Seller (i) for unpaid Taxes (with respect to the Division or otherwise) for periods ending on or prior to the Closing or for Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, (ii) for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) under any Employee Benefit Plans (as defined in Section 4.16 hereof), except for those described in (b) above, (iv) for borrowed money, (v) for rebates to customers arising out of the sale of products for the period ending on or prior to the Closing Date, or (vi) under this Agreement.

          "BALANCE SHEET" shall mean the unaudited balance sheet of the Division as of December 31, 1998.

          "BOOKS AND RECORDS" shall mean (a) all records and lists of the Division pertaining to the Assets, including customer lists and records, (b) all product, business and marketing plans of the Division, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Division, but excluding the Excluded Books and Records.

          "CLOSING DATE" shall mean the first day that is (i) either the 15th day of a calendar month or the last day of a calendar month, and (ii) falls after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "CONTRACT" shall mean any written agreement, contract, purchase order, license or commitment (other than commitments evidencing indebtedness) of the Division, excluding all Leases.

          "DISCLOSURE SCHEDULE" shall mean the schedules executed and delivered by Seller to Buyers which set forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number which is included in the Disclosure Schedule.

          "DIVISION" means the Seller with respect to its Pharmacy Benefit Management Division.

          "ENCUMBRANCE" shall mean any claim, lien, option, pledge, charge, mortgage, security interest, right of first refusal or offer or other restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCLUDED ASSETS," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyers hereunder:

          (a)  all cash and cash equivalents;

          (b) all Accounts Receivable of the Division, and all rights to rebates arising in connection with sales of products made on or before the Closing Date, refunds, deposits (other than those customer deposits expressly included in the definition of Assets), prepayments or prepaid expenses of the Division;

          (c)  this Agreement and all rights of Seller hereunder;

          (d)  the Excluded Books and Records;

          (e)  the Company-Wide Proprietary Rights;

          (f)  rights under Company-Wide Contracts;

          (g) all claims, causes of action, choses in action, rights of recovery, refunds and rights of set-off of any kind against any person or entity arising out of or relating to (i) the Excluded Liabilities or (ii) the Excluded Assets described in (a), (b), (c), (d), (e), (f) and (h) hereof; and

          (h)  the additional Excluded Assets listed on Schedule B attached
                                                        ----------
hereto.

          "EXCLUDED BOOKS AND RECORDS" shall mean Seller's minute books, stock books and tax returns, other documents relating to the organization, maintenance and existence of Seller as a corporation, and other such items to the extent they relate to Excluded Assets or Excluded Liabilities.

          "FINANCIAL STATEMENTS" shall mean (i) the unaudited Balance Sheet and the related statement of operations for the twelve months ended December 31, 1998, and (ii) the unaudited balance sheet of the Division as of December 31, 1997 and the related statement of operations for the twelve months ended December 31, 1997.

          "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property of the Division.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "INVENTORY" shall mean all drug inventory of the Division held for resale and all of the Division's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items, in each case wherever the same may be located, but excluding discontinued and out-of-date items.

          "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" shall mean any effect or change in the condition (financial or otherwise), business, results of operations, assets, liabilities or operations of the Division that is materially adverse to the condition (financial or otherwise), business, results of operations, assets, liabilities or operations of the Division or to the ability of Seller to consummate the transactions contemplated hereby.

          "PERMITTED ENCUMBRANCES" shall mean (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings, provided that Seller shall remain liable for any liability or obligation secured by any such lien to the extent incurred on or prior to the Closing, (ii) liens for current taxes or special assessments not yet due or any taxes being contested in good faith by appropriate proceedings, provided that Seller shall remain liable for all such Taxes and special assessments for all periods ending on or prior to the Closing or which arise in connection with the transactions contemplated hereby, (iii) liens that are immaterial in character, amount and extent, and which do not detract from the marketability or value or interfere with the present or proposed use of the properties they affect and which have not arisen in connection with the borrowing of money, (iv) easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Assets which individually or in the aggregate do not detract materially from the marketability, use or value of the Assets, and (v) purchase money liens and liens securing rental payments under capital lease arrangements assumed hereunder.

          "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, used or held for use in the operation of the Division and all other rights and privileges necessary to allow the Division to own and operate its business without any violation of law.

          "TAX" shall mean any federal, state, local, foreign or other tax, including without limitation income, capital gains, estimated income, business, occupation, gross receipts, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), and shall include any liability for such amounts as a result of either being a member of a combined, consolidated, unitary or affiliated group or having a contractual obligation to indemnify any person or other entity.

          1.2.  OTHER DEFINED TERMS.  The following terms shall have the
                -------------------
meanings defined for such terms in the Sections set forth below:

                    TERM                         SECTION
                    ----                         -------
"ACCELERATION CONTRACTS"                           2.4(d)
"ACCELERATION PAYMENTS"                            2.4(d)
"ACTIONS"                                          4.10
"ACTUAL VOLUME"                                    2.4(a)
"AFFILIATE CONTRACTS"                              4.26
"ANNIVERSARY DATE"                                 2.4(a)
"APPRAISER"                                        2.3(b)
"BASE PURCHASE PRICE"                              2.3(a)
"BUYERS"                                         Preamble
"CLAIM"                                            10.2(c)
"CLAIM NOTICE"                                     10.2(c)
"CLOSING"                                          3.1
"CLOSING INVENTORY"                                2.3(b)
"CLOSING STATEMENT"                                2.4(a)
"COMPANY-WIDE CONTRACTS"                           1.1
"COMPANY-WIDE PROPRIETARY RIGHTS"                  1.1
"CONTINGENT PURCHASE PRICE"                        2.3(a)
"CVS PROCARE"                                    Preamble
"DAMAGES"                                          10.2(a)

"DIVISION EMPLOYEES"                               4.15
"DRW"                                              4.24
"EMPLOYEE BENEFIT PLANS"                           4.16(a)
"ENVIRONMENTAL AND SAFETY REQUIREMENTS"            4.18(a)
"EXCLUDED LIABILITIES"                             2.2
"HAZARDOUS SUBSTANCES"                             4.18(b)
"INDEMNIFIED PARTY"                                10.2(c)
"INDEMNIFYING PARTY"                               10.2(c)
"LEASES"                                           4.4
"MARK(S)"                                          7.8
"MATERIAL CONTRACTS"                               4.5
"NON-COMPETE PERIOD"                               7.3
"NON- TRANSFERABLE ASSETS"                         6.3
"PARENT"                                           2.7
"PARENT GUARANTEE"                                 2.7
"PARTIES"                                        Preamble
"PHARMACARE"                                     Preamble
"PHARMACARE DIRECT"                              Preamble
"PRESCRIPTION FILLINGS"                            2.4(a)
"PROPRIETARY RIGHTS"                               4.14(a)
"REHIRED EMPLOYEES"                                7.6(a)
"RELATED PARTIES"                                  10.2(a)
"SELLER"                                         Preamble
"TAKEOVER PROPOSAL"                                6.1(d)
"TRANSITION SERVICES AGREEMENT"                    8.7(a)
"YEAR 2000 PROBLEM"                                4.23


                                  ARTICLE II.
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          2.1.  TRANSFER OF ASSETS.  Upon the terms and subject to the
                ------------------
conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyers, and Buyers will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances securing Assumed Liabilities.

          2.2.  ASSUMPTION OF LIABILITIES. Upon the terms and subject to the
                -------------------------
conditions contained herein, at the Closing, Buyers shall assume the Assumed Liabilities. Buyers will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller (the "Excluded Liabilities") not included within the definition of Assumed Liabilities. Buyers hereby acknowledge that they are assuming the Assumed Liabilities and Buyers agree to pay, discharge and perform all such liabilities and obligations promptly when due. Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller agrees to pay, discharge and perform all such liabilities and obligations promptly when due.

          2.3.  PURCHASE PRICE.
                --------------

          (a)   Base Purchase Price.  The purchase price for the Assets and the
                -------------------
other obligations of Seller hereunder (including the covenant-not-to-compete in Section 7.3) shall consist of the "Base Purchase Price" and the "Contingent Purchase Price." The Base Purchase Price for the Assets shall be Seven Million Dollars ($7,000,000), plus the value of the Closing Inventory purchased by Buyers and as determined pursuant to Section 2.3(b). At the Closing, upon the terms and subject to the conditions set forth herein, Buyers shall pay and deliver to Seller the Base Purchase Price by wire transfer of immediately available funds.

          (b)   Closing Inventory. On the day before the Closing Date, a
                -----------------
physical count of the items of Inventory as of the Closing Date (the "Closing Inventory") shall be conducted by a third party mutually agreeable to the Parties (the "Appraiser"). Each Party shall have the right to observe the physical count of the Closing Inventory. The Appraiser shall value the Closing Inventory on the basis of Seller's net cost (including applicable discounts) of the Closing Inventory. Buyers shall be obligated to purchase at the Closing all of the Closing Inventory up to a maximum of $500,000 in value as determined by the Appraiser. Buyers shall have the option to purchase the Closing Inventory at the Closing to the extent it exceeds $500,000 in value.

          (c) Seller and Buyers acknowledge that they will negotiate in good faith regarding the allocation of the Purchase Price and that such allocation will be consistent with the requirements of Section 1060 of the Code and the regulations thereunder. Seller and Buyers agree to jointly complete and separately file Internal Revenue Service Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs. Seller and Buyers further agree to jointly complete and separately file any amended Internal Revenue Service Form 8594 to the extent required after the payment of any amounts required to be paid as part of the Contingent Purchase Price. Seller's Employer Identification Number is 36-3444974. The Employer Identification Numbers of each of PharmaCare, PharmaCare Direct and CVS ProCare are 05-0479173, 05-0496114 and 06-1474598, respectively.

          2.4.  CONTINGENT PURCHASE PRICE.
                -------------------------

          (a)   Preparation of Closing Statement.  Within ten (10) business days
                --------------------------------
after the first anniversary of the Closing Date (the "Anniversary Date"), PharmaCare, on behalf of itself and the other Buyers, shall prepare and deliver to Seller a statement (the "Closing Statement") showing the volume of prescription fillings (including original filling and subsequent refills) ("Prescription Fillings") during the one-year period following the Closing Date attributable to each line of business comprising the Division, i.e., traditional mail order, specialty mail order and retail pharmacy, in each case from (i) each client of Seller listed on Schedule 2.4(a)(i) that on the Anniversary Date
                           ------------------
remains under contract to, and, within the ninety (90) days prior to the Anniversary Date, had any claim activity or submitted a current eligibility list or update to, a Buyer or any subsequent assignee of, or successor to, the assets comprising the business currently operated as the Division and has not submitted a written notice of termination of such contract (or oral notice of termination in the case of a contractual relationship that is not in writing), (ii) any party that becomes a client of a Buyer due to Seller's relationship with any of the brokers, agents or third-party administrators listed on Schedule 2.4(a)(ii)
                                                            -------------------
that on the Anniversary Date is under contract to, and, within the ninety (90) days prior to the Anniversary Date, had any claim activity or submitted a current eligibility list or update to, a Buyer or any subsequent assignee of, or successor to, the assets comprising the business currently operated as the Division and that has not submitted a written notice of termination of such contract (or oral notice of termination in the case of a contractual relationship that is not in writing), and (iii) each party identified on Schedule 2.4(a)(iii) that on
                                                    --------------------
the Anniversary Date is under contract to, and, within the ninety (90) days prior to the Anniversary Date, had any claim activity or submitted a current eligibility list or update to, a Buyer or any subsequent assignee of, or successor to, the assets comprising the business currently operated as the Division and has not submitted a written notice of termination of such contract (or oral notice of termination in the case of a contractual relationship that is not in writing). The Prescription Fillings volume during the one-year period following the Closing Date from parties described in (i), (ii) and (iii) above is referred to herein as the "Actual Volume." PharmaCare shall deliver to Seller simultaneously with its delivery of the Closing Statement copies of all working papers relevant to the determination of Actual Volume and access to all books and records relevant to the determination of Actual Volume. PharmaCare shall also deliver to Seller within ten (10) business days after the end of each calendar quarter after the Closing Date until the Anniversary Date, a statement showing the Actual Volume for such calendar quarter and the Actual Volume from the Closing Date through the end of such calendar quarter.

          (b) Contingent Purchase Price.  The Contingent Purchase Price shall
              -------------------------
equal the sum of (i) the number of Prescription Fillings included in Actual Volume attributable to the traditional mail order business divided by 216,267 and multiplied by $5,000,000, up to a maximum of $5,000,000, such maximum to include any Acceleration Payment made in respect of Acceleration Contracts (1) or (2) below, (ii) the number of Prescription Fillings included in Actual Volume attributable to the specialty mail order business divided by 60,000 and multiplied by $700,000, up to a maximum of $700,000, such maximum to include any Acceleration Payments made in respect of Acceleration Contracts (4), (5) or (6) below, and (iii) the number of Prescription Fillings included in Actual Volume attributable to the retail pharmacy business divided by 602,972 and multiplied by $2,700,000, up to a maximum of $2,700,000, such maximum to include any Acceleration Payment made in respect of Acceleration Contract (3) below.

          (c) Payment of Contingent Purchase Price.  In the event PharmaCare
              ------------------------------------
does not receive notice from Seller disputing the calculation of Actual Volume within the time period specified in Section 2.5(a), Seller shall be deemed to have agreed with such calculation and within two (2) business days following the expiration of such time period, Buyers shall pay Seller the Contingent Purchase Price by wire transfer of immediately available funds.

          (d) Acceleration of Payments on Execution of Certain Contracts.  In
              ----------------------------------------------------------
the event contracts meeting (or exceeding) the following criteria and otherwise containing terms and conditions not materially less favorable than Seller's past practice ("Acceleration Contracts") are signed by customers prior to the Anniversary Date, then within two (2) business days of a Buyer's receipt of a signed Acceleration Contract, Buyers shall pay Seller the amounts ("Acceleration Payments") set forth below, which amounts shall be part of the Contingent Purchase Price:

          CUSTOMER               SUBJECT MATTER           MINIMUMTERM OF CONTRACT      ACCELERATIONPAYMENT
(1)       BankOne               Retirees-Trad. Mail            Three Years                   $1,000,000
(2)       BankOne             New-Including Trad. Mail         Three Years                   $  700,000
(3)       BankOne              New-Including Retail            Three Years                   $  700,000
(4)       State of Ohio           ADAP-Specialty                 One Year                    $  200,000
(5)       State of Indiana        ADAP-Specialty                 One Year                    $  100,000
(6)       State of Arkansas       ADAP-Specialty                 One Year                    $  100,000

          (e)  Tax Holdback.  Notwithstanding any provision of this Section 2.4
               ------------
to the contrary, no payment of the first $100,000 of the Contingent Purchase Price due to Seller will be made by Buyers prior to (i) the delivery by Seller of a certificate from the tax commissioner of the State of Ohio indicating that all sales and use taxes, interest and penalties have been paid by Seller pursuant to Sections 5739.14 and 5741.14 of the Ohio Revised Code, or (ii) Seller's demonstration to Buyers' reasonable satisfaction that such Sections of the Ohio Revised Code are inapplicable to the transactions contemplated hereby.


          2.5. DISPUTES REGARDING CONTINGENT PURCHASE PRICE.
               -----------------------------------------------

          (a)  Disputed Amount.  If Seller disagrees with the Closing Statement
               ---------------
used to calculate the Contingent Purchase Price, it shall notify PharmaCare of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) calendar days after Seller's receipt of the Closing Statement.

          (b)  Resolution of Disputed Amount.  PharmaCare and Seller shall use
               -----------------------------
reasonable efforts for a period of fifteen (15) calendar days after Seller's delivery of the notice specified in Section 2.5(a) (or such longer period as PharmaCare and Seller agree upon) to resolve any disagreements raised by Seller with respect to the Closing Statement used to calculate the Contingent Purchase Price. If, at the end of such period, PharmaCare and Seller do not resolve such disagreements, PharmaCare and Seller shall jointly select an independent accounting firm of recognized national standing to review the Closing Statement used to calculate the Contingent Purchase Price and resolve any remaining disagreements. In the event PharmaCare and Seller cannot agree upon an accounting firm, they shall choose an accounting firm by lot from those "Big 5" accounting firms having no material relationship to any Buyer or Seller and having offices in locations suitable to conduct such review. The determination by such independent accounting firm shall be final, binding and conclusive on the Parties. PharmaCare and Seller shall use reasonable efforts to cause such independent accounting firm to make its determination within thirty (30) calendar days of accepting its selection. The fees and expenses of such independent accounting firm shall be borne by the non-prevailing party; provided, however, that if neither party is clearly the prevailing party, such fees and expenses shall be borne equally by Buyers, on one hand, and Seller, on the other.

          2.6.  CLOSING COSTS; TRANSFER TAXES AND FEES. Notwithstanding any
                --------------------------------------
other provision herein, any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto shall be borne by the party legally required to pay such taxes. The fees and costs of recording or filing all applicable conveyancing instruments, if any, described in Section 3.2(a) shall be borne equally by Buyers, on one hand, and Seller, on the other.

          2.7.  PARENT GUARANTEE. The Parties hereby acknowledge that CVS
                ----------------
Corporation, a Delaware corporation and the ultimate parent of each of the Buyers ("Parent"), is concurrently with the execution and delivery of this Agreement, executing and delivering to Seller a Guarantee in the form attached hereto as Schedule 2.7 (the "Parent Guarantee"), whereby Parent will guarantee
          ------------
to Seller all obligations of each of the Buyers. The Parties hereby acknowledge that Seller would not enter into this Agreement without the benefit of the Parent Guarantee.

                                  ARTICLE III.

                                    CLOSING
                                    -------

          3.1.  CLOSING.  The closing of the transactions contemplated herein
                -------
(the "Closing") shall be at 10:00 a.m. local time on the Closing Date at the offices of Gardner, Carton & Douglas, 321 N. Clark Street, Suite 3400, Chicago, Illinois 60610, or such other time or place as the Parties hereto may mutually determine, and shall be effective as of the close of business on the Closing Date.

          3.2.  DELIVERIES AND ACTIONS TAKEN AT CLOSING.
                ---------------------------------------

          (a)   Deliveries by Seller. To effect the sale and transfer referred
                --------------------
to in Section 2.1 hereof, Seller will, at the Closing, deliver to Buyers one or more of the following:

                (i) good and sufficient bills of sale, assignments and other instruments of transfer to convey to Buyers good and merchantable title to the Assets, free and clear of all Encumbrances of any kind, except the Permitted Encumbrances and Encumbrances securing Assumed Liabilities;

                (ii) instruments evidencing the release of all Encumbrances on the Assets securing Excluded Liabilities, other than Permitted Encumbrances;

                (iii) a copy of Seller's Amended and Restated Articles of Incorporation certified by the Secretary of State of Illinois, together with a good standing certificates issued by the Secretary of State of Illinois and the Secretary of State of Ohio, in each case as of a date not more than ten (10) business days prior to the Closing Date;

                (iv) a copy of Seller's corporate bylaws certified by the secretary of Seller as of the Closing Date;

                (v) copies of the resolutions and other requisite corporate actions of Seller, authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, which copies have been certified by the secretary of Seller as of the Closing Date;

                (vi) a certificate of the secretary of Seller dated as of the Closing Date certifying as to the genuineness of the signatures of officers of Seller executing any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers;

                (vii) a statement signed by an officer of Seller under the penalty of perjury in the form attached hereto as
                        Schedule 3.2(a)(vii); and

                (viii) such other documents and instruments, including the certificate referred to in Section 9.1, as Buyers or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

          (b)   Deliveries by Buyers. To effect the sale and transfer referred
                --------------------
to in Section 2.1 hereof, Buyers will, at the Closing, deliver to Seller:

                (i) a wire transfer of immediately available funds in the amount of the Base Purchase Price;

                (ii) a copy of each Buyer's Certificate or Articles of Incorporation certified by the Secretary of State of Delaware or Rhode Island, as appropriate, together with a good standing certificate issued by such Secretary, in each case, as of a date not more than ten (10) business days prior to the Closing Date;

                (iii) a copy of each Buyer's corporate by-laws certified by the secretary of such Buyer as of the Closing Date;

                (iv) copies of the resolutions and other requisite corporate actions of each Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by such Buyer of the transactions contemplated hereby and thereby, which copies have been certified by the secretary of such Buyer as of the Closing Date;

                (v)     instruments of assumption of the Assumed Liabilities;

                (vi) a certificate of the secretary of each Buyer dated as of the Closing Date certifying as to the genuineness of the signatures of officers of such Buyer executing any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers; and

                (vii) such other documents and instruments, including the certificate referred to in Section 8.1 hereof, as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

          (c)   Form of Instruments. To the extent that a form of any document
                -------------------
to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyers and Seller.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          Seller hereby represents and warrants to Buyers as follows:

          4.1.  ORGANIZATION AND QUALIFICATION OF SELLER.  Seller is a
                ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has all requisite corporate power and authority to own and operate the Division as it is presently being operated and Seller is qualified to do business as a foreign corporation and is in good standing in Ohio and in all other jurisdictions where failure to be so qualified or in good standing is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

          4.2.  AUTHORIZATION.  Seller has all requisite corporate power and
                -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

          4.3.  ASSETS.  Except as set forth in Schedule 4.3 attached hereto,
                ------                          ------------
Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets, subject to no Encumbrance, except for Permitted Encumbrances. Except as set forth in Schedule 4.3 the Fixtures and Equipment are in all
                       ------------
material respects in good working order and condition, ordinary wear and tear excepted. The Assets, the Excluded Assets and the Non-Transferable Assets (as defined in Section 6.3) (if any) constitute all the assets necessary for the conduct of the business of the Division as presently conducted. No assets, other than the Assets, the Excluded Assets and the Non-Transferable Assets (if any), are used or held for use by Seller or any other person or entity in the conduct of the business of the Division as presently conducted.

          4.4.  FACILITIES; LEASES.  Schedule 4.4 contains a complete list of
                ------------------   ------------
all leases pursuant to which the Seller leases any real property or personal property (the "Leases") used or held for use by the Division. All such Leases are valid obligations of Seller and, to Seller's knowledge, of the other parties thereto, and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default under any such Lease on the part of Seller. Seller does not have any knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default under any such Lease by any other party thereto. Seller enjoys peaceful and undisturbed possession of all the leased real property covered by such Leases, and Seller has in all material respects performed all the obligations with respect thereto required through the date hereof to be performed by it. To Seller's knowledge, all of the leased real property, improvements and fixtures thereto are structurally sound and have no material defects and are capable of being used in the conduct of the business of the Division after the Closing in substantially the same manner as conducted before the Closing. Seller owns no real property used or held for use by the Division.

          4.5.  CONTRACTS AND COMMITMENTS.  (a) Schedule 4.5(a) lists the
                -------------------------       ---------------
following Contracts (excluding Company-Wide Contracts) to which Seller is a party with respect to the Division (the "Material Contracts"):

                (i) any distributor, dealer, manufacturer's representative, sales agency or broker agreement;

                (ii) any sales agreement (including oral agreements) with any customer;

                (iii)   any agreement with any labor union;

                (iv) any agreement with any supplier containing any provision permitting any party other than Seller to renegotiate the price or other terms, or containing any pay-back, retroactive adjustment or other similar provision, upon the occurrence of a failure by the Division to meet its obligations under the agreement when due or the occurrence of any other event;

                (v) any agreement or commitment for the future purchase of fixed assets or the maintenance thereof or for the future purchase of materials, supplies or equipment in excess of the Division's normal operating requirements;

                (vi) any agreement for the employment of any employee or for the retention of consulting services of any other person (whether of a legally binding nature or in the nature of informal understandings) which is not terminable on notice without cost or other liability to the Division, except normal severance arrangements and accrued vacation pay;

                (vii) any bonus, incentive pay, deferred compensation, severance, stay or change of control, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Division (other than group insurance plans which are not self-insured and are applicable to employees generally);

                (viii) any agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Division, including but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, and all mortgages, pledges, conditional sales contracts, chattel and purchase money mortgages and other security arrangements;

                (ix) any guaranty of any obligation for borrowed money or otherwise or any agreement to indemnify not in the ordinary course of business;

                (x) any agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Division has advanced or agreed to advance money;

                (xi) any assignment, license or other agreement with respect to any form of intangible property including with respect to any invention or know-how used in or related to the business of the Division (other than license agreements with respect to "off-the-shelf" software);

                (xii) any agreement under which the Division has limited or restricted its right to compete with any person in any respect or use or disclose any information in its possession (other than supplier and customer confidentiality agreements entered into the ordinary course of business);

                (xiii) all agreements relating to joint ventures or agreements involving a sharing of profits;

                (xiv) any contract relating to cleanup, abatement or other actions in connection with environmental liabilities; and

                (xv) any other agreement, or group of related agreements with the same party or any group of affiliated parties, involving payments on an annual basis of more than $50,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which agreement or group of agreements is not terminable by the Division without penalty upon notice of thirty
                        (30) days or less; or

                (xvi) any other agreement, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if the Division were registering securities under the Securities Act of 1933, as amended.

          All of the Material Contracts are valid obligations of Seller and, to Seller's knowledge, of the other parties thereto, and are in full force and effect. Seller has duly performed in all material respects all of its obligations under the Material Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, any Material Contracts by Seller or, to Seller's best knowledge, any other party thereto has occurred and neither Seller nor, to Seller's best knowledge, any other party has repudiated any provisions thereof. There is no litigation pending nor, to Seller's best knowledge, threatened by any party with respect to any Material Contract. Except as set forth on Schedule 4.5(a),
                                                          ---------------
consummation of the transactions contemplated hereby will not violate any Material Contract and will not give any person a right to terminate or modify any rights of, or accelerate or augment any obligations of, or demand payment by, Seller pursuant to any Material Contract. Except as set forth on Schedule
                                                                      --------
4.5(a), Seller has not received written notice (or oral notice, in the case of a
------
contract that is not in writing) of termination or non-renewal of any Material Contract and has no knowledge that the other party thereto has a current intention to terminate or fail to renew a Material Contract. The consummation of the transactions contemplated hereby will not result in any payment becoming due from Seller under any Material Contract, nor accelerate the timing of future payments or increase the amount of any such future payments.

          (b)   Schedule 4.5(b) contains a list of all Company-Wide Contracts.
                ---------------

          (c)   Schedule 4.5(c) is a true, correct and complete list of the
                ---------------
Division's customers, and accurately summarizes the provisions of Seller's written and oral contracts with such customers that it purports to summarize.

          4.6.  PERMITS.  The Division has all material Permits required to
                -------
conduct its business as now being conducted. All such Permits of the Division are valid and in full force and effect and are listed on Schedule 4.6. There is
                                                         ------------
not now pending nor, to the best knowledge of Seller, threatened, any action by any person or by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew any of such Permits.

          4.7.  NO CONFLICT OR VIOLATION.  Except as set forth on Schedule 4.7,
                ------------------------                          ------------
none of Seller's execution, delivery or performance of this Agreement, consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or increase the amount payable by Seller under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit (i) to which the Division is a party or (ii) by which the Assets are bound, or (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award.

          4.8.  FINANCIAL STATEMENTS.  Seller has heretofore delivered to Buyers
                --------------------
the Financial Statements, all as attached hereto as Schedule 4.8.  The Financial
                                                    ------------
Statements (a) were prepared in accordance with the books and records of Seller,
(b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly present in all material respects the assets, liabilities (including all reserves) and financial position of the Division as of the respective dates thereof and the results of operations for the periods covered thereby, subject to the lack of footnote disclosure and other presentation items.

          4.9.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in Schedule 4.9
                --------------------------                          ------------
attached hereto, since the date of the Balance Sheet, there has not been: (a) any Material Adverse Change; (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, Assets, liabilities, financial condition or results of operations of the Division; (c) any increase in the compensation, commissions or perquisites payable or to become payable by the Division to any employee of the Division, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Division (other than any such increase or payment paid or to become payable not exceeding 4% over amounts paid during the year ended December 31, 1998); (d) any cancellation of any material debts owed to or claims held by the Division or waiver of any material rights held by the Division; (e) any sale, lease, abandonment or other disposition by the Division of any real property, or, other than in the ordinary course of business and not exceeding $50,000 in the aggregate based on the book value thereof, of any machinery, equipment or other operating properties, or of any intangible assets; (f) any change in the amount, aging or collectibility of the Accounts Receivable or other debts due to Seller with respect to the Division or the allowances with respect thereto or accounts payable from that reflected on the Financial Statements which could reasonably be expected to have a Material Adverse Effect; or (g) any action taken by Seller which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Seller's agreements set forth in Section 6.1(a), (b), (e), (f), (g) or (h) of this Agreement.

          4.10. LITIGATION. Except as disclosed in Schedule 4.10 attached
                ----------                         -------------
hereto, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, "Actions") (a) pending, or to the best of Seller's knowledge, threatened against the Division or the Assets, or (b) to the best of Seller's knowledge, pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement. The Division is not in default with respect to, or subject to, any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Division or the Assets.

          4.11.  UNDISCLOSED LIABILITIES.  To Seller's knowledge, the Division
                 -----------------------
has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation Tax liabilities due or to become due, except (a) liabilities which are reflected and reserved against on the Balance Sheet which have not been paid or discharged since the date thereof, (b) accounts payable and accrued expenses incurred in the ordinary course of the Division's operations which have not caused the level of the Division's accounts payable or accrued expenses to increase materially from the amounts reflected on the Balance Sheet, (c) liabilities arising in the ordinary course of business under Contracts, Leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule and (d) as set forth on Schedule 4.11.
         -------------

          4.12.  COMPLIANCE WITH LAW.  (a) The Division has not violated and is
                 -------------------
in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation, Environmental Laws, except where such violation or lack of compliance is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Since January 1, 1996, Seller has not received any notice to the effect that, or otherwise been advised that, the Division is not in such compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no knowledge that any existing circumstances are likely to result in such violations of any of the foregoing.

          (b) Neither the Division nor any of its stockholders, officers, directors, employees and persons who provide professional services under agreements with the Division, has engaged in any activities which are prohibited under the federal Medicare and Medicaid statutes, 42 U.S.C. (S)1320a-7b, 42 U.S.C. (S)1395nn or 31 U.S.C. 3729, or the regulations promulgated pursuant to such statutes or related federal, state or local statutes or regulations or which are prohibited by rules of professional conduct, including without limitation: (i) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable governmental third party payor, or (b) in return for purchasing, leasing, ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be paid in whole or in part by Medicare, Medicaid or other applicable governmental third party payor; (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment.

          (c) None of the Permits contains any material term, provision, condition or limitation materially more adverse than those generally applicable to entities engaged in the same businesses as the Division. The Division has, to the extent applicable, (i) obtained all required material approvals for the acquisition, construction, expansion of, investment in or operation of its business as currently operated, (ii) obtained and maintained accreditation from all generally recognized accrediting bodies for the Division's business as required or otherwise customary in the industry in which the Division is engaged, (iii) obtained and maintained in good standing its Medicare and Medicaid Provider Agreements and other material governmental third party payor agreements, and (iv) obtained and maintained all required material professional licenses from all appropriate agencies and boards for the administration, pharmacy, medical, nursing and allied health professional staffs of the Division's facilities and programs, and all other required licenses, certifications, approvals and authorizations from the state, the U.S. Department of Health and Human Services, Health Care Financing Administration or any other supervisory, regulatory or accrediting body having or claiming jurisdiction.

          4.13.  THIRD PARTY PAYORS.  The Division is in compliance with the
                 ------------------
terms, conditions and provisions of participation in, and acting as a provider or supplier to, the Medicare and Medicaid programs, except where such lack of compliance is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is not pending nor, to Seller's knowledge, threatened any proceeding or investigation under the Medicare or Medicaid programs involving the Division.

          4.14.  PROPRIETARY RIGHTS.  (a) Schedule 4.14(a) lists all of Seller's
                 ------------------       ----------------
(i) domestic and foreign trademarks and servicemarks, trade names, brand names, fictitious names and assumed names, and all registrations and pending applications for registrations therefor, (ii) patents and copyrights and all pending applications therefor, and (iii) other material licenses and other proprietary rights (other than licenses with respect to "off-the-shelf" software), in each case that are used in the operation of the Division (collectively, "Proprietary Rights"). Except as set forth on Schedule 4.14(a),
                                                              ----------------
all Proprietary Rights are either (i) owned by Seller and Seller has the sole and exclusive power and authority to use, sell, transfer, assign and license such Proprietary Rights, and has not entered into any licenses, sub-licenses or agreements related to the use by any other person of such Proprietary Rights, or
(ii) subject to a valid transferable license to use such Proprietary Rights.
The Division has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect and, to Seller's knowledge, no third party has interfered with, infringed upon, misappropriated or violated any of the Proprietary Rights in any material respect. The operation of the Division requires no intellectual property rights other than the Proprietary Rights and the Company-Wide Proprietary Rights.

          (b)    Schedule 4.14(b) lists all Company-Wide Proprietary Rights.
                 ----------------

          4.15.  EMPLOYEES.  Schedule 4.15 attached hereto lists all persons
                 ---------   -------------
currently employed primarily by the Division (the "Division Employees") and all persons providing services to the Division as independent contractors. Schedule
                                                                        --------
4.15 states, with respect to such persons, their hourly rates of compensation,
----
base salaries or other basis for and amount of compensation, their total 1998 compensation, the commencement date of their employment, and their vacation entitlements as of the date hereof. Except as set forth on Schedule 4.15 or
                                                            -------------
Schedule 4.16, there are no employment or severance or termination agreements,
-------------
policies, plans, commitments or understandings, whether written or oral, accruing to the benefit of any employee or independent contractor of the Division. Other than financial and information systems support, no employee other than Division Employees are necessary for the operation of the Division as currently operated.

          4.16.  EMPLOYEE BENEFIT PLANS.
                 ----------------------

          (a)    Except as set forth on Schedule 4.16, the Division does not
                                        -------------
maintain or contribute (or have an obligation to contribute) to (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees of the Division, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which the Division has any obligation or liability to any employee or former employee of the Division (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock option, stock purchase or other similar benefit, whether written or unwritten (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

          (b) Each Employee Benefit Plan (and each related trust, custodial account or insurance contract) has complied in form and in operation in all material respects with its terms and all applicable governmental requirements, including ERISA and the Code, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Employee Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Seller has provided Buyers with access to the most recent determination letters from the Internal Revenue Service relating to such Employee Benefit Plans and such determination letter includes any new or modified requirements under the Tax Reform Act of 1986 and subsequent legislation enacted thereafter to the extent the remedial amendment period with respect to such legislation has expired.

          (c) No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller's best knowledge, threatened, and to the best knowledge of Seller, no facts exist that could form the basis for any such charge, complaint action, suit, proceeding, hearing, investigation, claim or demand.

          (d) The Division (i) has never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) is not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan or an employee benefit plan subject to the minimum funding requirements of the Code and ERISA.

          (e) The Division has never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA or an employee benefit plan subject to the minimum funding requirements of the Code and ERISA.

          (f) All employee benefits required to be paid or provided pursuant to any Employee Benefit Plan now or formerly in effect with respect to employees or former employees of the Division have been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due).

          (g)    Except as set forth on Schedule 4.16, no employee of the
                                        -------------
Division is entitled to claim or receive severance pay or severance benefits. The Division has fewer than 100 employees, and on that basis is not an "employer", as defined in 29 U.S.C. Section 2101(a)(1), or otherwise subject to the Worker Adjustment and Retraining Notification Act, as amended.

          4.17.  LABOR RELATIONS.  The Division has complied in all material
                 ---------------
respects with all applicable governmental requirements pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, worker's compensation, and the payment of or withholding of taxes, and there are no actions, suits, charges, complaints, proceedings, investigations or audits pending or, to Seller's knowledge, threatened against the Division in connection therewith. There are no collective bargaining agreements relating to the Division's relationship with any employee. The Division has not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of the Division. There has been no demand on behalf of any labor organization to represent any employees of the Division and Seller has no knowledge of any present efforts of any labor organization for authorization to represent any employees of the Division.

There are no strikes, work stoppages or labor disputes pending or, to Seller's knowledge, threatened, against the Division.

          4.18.  ENVIRONMENTAL, HEALTH, AND SAFETY.
                 ---------------------------------

          (a) At all times prior to the Closing, the Division has complied and at Closing will be in compliance, in all material respects, with all Environmental and Safety Requirements, and Seller has not received any notice, report, or information (including information that litigation, investigation or administrative or other proceedings of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Division or the occupation or use of any of the Assets. For the purposes of this Agreement, "Environmental and Safety Requirements" means all present governmental requirements relating to the discharge or release of air pollutants, water pollutants, process waste water, petroleum products or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

          (b) No Hazardous Substances have been, or are currently, located at, in, or under or emanating from either the Assets or any other property currently or previously owned or operated by the Division in a manner which: (i) violates any applicable Environmental and Safety Requirements, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in the Federal Resource Conservation and Recovery Act, as amended, and applicable state law and regulation, and shall also expressly include petroleum, crude oil and any fraction thereof.

          4.19.  TAX MATTERS.
                 -----------

          (a)    Filing of Tax Returns. Seller has timely filed with the
                 ---------------------
appropriate taxing authorities all returns relating to the Division (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof (or timely extensions to file such returns) and will timely file any such returns (or extensions) required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller, with respect to the Division, is, or may be, subject to taxation in that jurisdiction.

          (b)    Payment of Taxes. With respect to the Division, all Taxes
                 ----------------
payable by Seller, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid by Seller, or an adequate reserve has been established by Seller therefor, as set forth in the Financial Statements, and Seller has no material liability for such Taxes in excess of the amounts so paid or reserves so established.

Seller has withheld and paid all such Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)    Audits, Investigations or Claims. There are no pending or, to
                 --------------------------------
Seller's best knowledge, threatened, audits, investigations or claims for or relating to any material additional liability of Seller in respect of Taxes with respect to the Division, and there are no matters under discussion between Seller and any governmental authorities with respect thereto. Seller has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (d)    Tax Liens.  There are no tax liens on any of the Assets, except
                 ---------
for liens for current taxes not yet due and payable.

          4.20.  INSURANCE.  Schedule 4.20 contains a complete and accurate list
                 ---------   -------------
of all policies or binders of fire, liability, worker's compensation, product liability and other forms of insurance maintained by Seller on the Division or the Assets. Such insurance provides coverage to the extent and in the manner as may be required by law and by any and all Material Contracts to which the Division is a party.

          4.21.  INVENTORY.  Schedule 4.21 hereto contains a complete and
                 ---------   -------------
accurate list of all of the addresses at which all Inventory is located. The Inventory consists only of items that are good and merchantable, of quality and quantity commercially usable and salable in the ordinary course of business, and are valued at cost, including any appropriate discounts, and the present quantities of all Inventory are reasonable and appropriate to conduct the operations of the Division after the Closing in the manner heretofore conducted.

          4.22.  GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS.
                 -------------------------------------------

          (a) no consent or approval of, notice to, waiver by or registration or filing with any governmental authority is required to be made by Seller to permit Seller to sell the Assets to Buyers, other than those set forth on
Schedule 4.22(a); and
----------------

          (b) no consent of or notice to, or waiver by, any person or entity is required for the assignment of any Permit, Material Contract or Lease to Buyers, other than those set forth on Schedule 4.22(b).
                                      ----------------

          4.23.  YEAR 2000 COMPLIANCE.  No facts have come to Seller's attention
                 --------------------
that would reasonably lead it to believe that the Year 2000 Problem (as defined below) is reasonably likely to have a Material Adverse Effect. As used in this Section, "Year 2000 Problem" means the risk that a computer application used by the Division may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999, taking into account leap years, including the year 2000.

          4.24.  BROKERS.  Except for Dain Rauscher Wessels ("DRW"), no person
                 -------
will be entitled to any brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Seller in connection with the transactions contemplated by this Agreement. Seller shall be solely responsible for any and all fees of DRW.

          4.25.  CUSTOMERS.  Schedule 4.25 sets forth (a) the names of all
                 ---------   -------------
current customers of the Division that ordered goods and services from the Division which accounted for over 1% of the total net sales of the Division for the twelve-month period ended December 31, 1998 and (b) the amount of sales generated for each such customer during such period. Except as set forth on

Schedule 4.25, Seller has not received any written notice (or oral notice, if
-------------
the contractual relationship at issue is not in writing) that any such customer of the Division (i) has ceased, or intends to cease, to use the products, goods or services of the Division or (ii) has substantially reduced or intends to substantially reduce, the use of products, goods or services of the Division, including in each case after the consummation of the transactions contemplated hereby, and has no knowledge of any current intention on the part of any such customer to cease or substantially reduce the use of products, goods or services of the Division.

          4.26.  AFFILIATE TRANSACTIONS.  Schedule 4.26 describes all contracts,
                 ----------------------   -------------
agreements, arrangements or transactions between the Division and any other division of Seller or any of Seller's Affiliates, including any entity that is under common control with Seller ("Affiliate Contracts"), setting forth the terms thereof.

          4.27.  OPINION OF FINANCIAL ADVISOR.  The Board of Directors of Seller
                 ----------------------------
has received the opinion of DRW addressed to such Board, dated the date hereof, to the effect that, as of such date, the Purchase Price is fair to Seller.

          4.28.  INDEBTEDNESS TO AND FROM SELLER, AFFILIATES, OFFICERS,
                 ------------------------------------------------------
DIRECTORS AND EMPLOYEES.  Seller is not indebted to any employee of the
-----------------------
Division, except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary business expenses. The Division is not indebted to any other division of Seller or any Affiliate of Seller. No director, officer or employee of the Division is now, or on the Closing Date will be, indebted to Seller except for ordinary business expense advances due from employees of the Division.

          4.29.  ACCURACY OF WARRANTIES.  No representation or warranty by
                 ----------------------
Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF BUYERS
                    ----------------------------------------

          Buyers hereby, jointly and severally, represent and warrant to Seller as follows:

          5.1.   ORGANIZATION AND QUALIFICATION.  Each of PharmaCare, PharmaCare
                 ------------------------------
Direct and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CVS ProCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island

          5.2.   AUTHORIZATION. Each Buyer has all requisite corporate power and
                 -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each Buyer and is the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally. Parent has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver the Parent Guarantee, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The Parent Guarantee has been duly executed and delivered by Parent and is the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

          5.3.   NO CONFLICT OR VIOLATION.  None of any Buyer's execution,
                 ------------------------
delivery or performance of this Agreement, consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of such Buyer, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of such Buyer under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which such Buyer is a party or (ii) by which such Buyer's assets are bound or (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, except in the case of (b) and (c), for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances as are not reasonably likely to have a material adverse effect on such Buyer's ability to consummate the transactions contemplated hereby.

          5.4.   GOVERNMENTAL CONSENTS.  Except as set forth on Schedule 5.4, no
                 ---------------------                          ------------
consent or approval of, notice to, or filing with any governmental authority is required to be made by any Buyer in order to permit such Buyer to purchase the Assets from Seller.

          5.5.   BROKERS.  There are no claims for brokerage commissions,
                 -------
finder's fees or similar compensation arising out of due to any act of Buyers in connection with the transactions contemplated by this Agreement.

          5.6.   FINANCING.  On the Closing Date, Buyers will have sufficient
                 ---------
cash resources available to finance the transactions contemplated hereby.

          5.7.   LITIGATION.  To each Buyer's best knowledge, there is no Action
                 ----------
pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                   PRE-CLOSING COVENANTS OF SELLER AND BUYERS
                   ------------------------------------------

          The Parties agree as follows:

          6.1.   CONDUCT OF BUSINESS.  From the date hereof through the Closing
                 -------------------
Date, Seller shall operate the Division in the ordinary course of business and in accordance with past practice and Seller will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Division shall not, except as specifically contemplated by this Agreement or consented to in writing by PharmaCare, which consent shall not be unreasonably withheld:

          (a) enter into, extend, materially modify, terminate, waive any material right under or renew any Material Contract or Lease, except in the ordinary course of business;

          (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets (other than the sale of Inventory in the ordinary course of business), or any interests therein, except for sales or dispositions in the ordinary course of business that do not exceed $25,000 in the aggregate;

          (c) fail to maintain or sell Inventory consistent with its past practices;

          (d) solicit or, unless the fiduciary duties of Seller's directors and officers otherwise require, consider from any corporation, business or person any inquiries, proposals or offers relating to the disposition of the Assets or the merger or consolidation of Seller with any corporation (a "Takeover Proposal"), or, unless the fiduciary duties of Seller's directors and officers otherwise require, divulge or otherwise disclose to any corporation, business or person information concerning any aspects of the terms of this Agreement. Seller shall promptly notify PharmaCare orally, and confirm in writing, all relevant details relating to inquiries or proposals which Seller may receive relating to any of the matters referred to in this Section 6.1(d);

          (e)    cancel any of the Division's insurance policies;

          (f) fail to pay its accounts payable, or fail to pay or discharge when due any liabilities, in the ordinary course of business, other than in connection with a dispute by the Division as to the validity of such liability;

          (g) fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear;

          (h) make any loans or advances to any partnership, firm or corporation, or, except for expense reimbursements incurred by agents or employees in the ordinary course of business, any individual;

          (i) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect; or

          (j) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

          6.2.   ACCESS.  Until the Closing or the earlier termination of this
                 ------
Agreement, Seller shall afford to Buyers, and to their respective officers, employees and authorized representatives, full access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Division as may be reasonably requested. Until the Closing to the extent such information pertains to the Division, and for a period of not less than three (3) years from the date hereof to the extent such information does not pertain to the Division, each Buyer shall hold all non-published and confidential information obtained from Seller in strict confidence and shall not disclose any such information to persons other than those of its officers, directors, employees and representatives who have a need to know, or make any commercial use thereof whatsoever. If this Agreement is terminated prior to Closing for any reason, all such information and copies thereof shall be returned to Seller within five (5) business days.

          6.3.   NOTICES AND CONSENTS.  Seller will give the notices to third
                 --------------------
parties, and up to and after the Closing (to the extent not obtained at Closing) will use its commercially reasonable efforts to obtain the third party consents described on Schedule 4.22(b). Each of the Parties will give the notices to,
             ----------------
make the filings with, and use its commercially reasonable efforts to obtain the authorizations, consents, and approvals of governments and governmental agencies described on Schedule 4.22(a) and Schedule 5.4.
             ----------------     ------------

          To the extent Seller is unable prior to Closing to obtain a consent described on Schedule 4.22(b) necessary to transfer any Asset, such Asset shall
             ----------------
not be transferred at Closing (each a "Non-Transferable Asset"), and Seller shall subcontract its interest in such Non-Transferable Asset to a Buyer and take all such other actions as shall be necessary to provide to such Buyer the economic benefit of such Non-Transferable Asset, including, without limitation, at the request and expense of such Buyer, enforcement of any rights of Seller on behalf and for the account of such Buyer. Seller further agrees to execute and deliver to the appropriate Buyer at such time as any such consent to the transfer of any such Non-Transferable Asset is obtained by Seller after the Closing an assignment and assumption agreement satisfactory to such Buyer and Seller and any such other documents or instruments as may be reasonably necessary or advisable to transfer to such Buyer all of Seller's interest in and title to such Non-Transferable Asset.

          6.4.   FURTHER ASSURANCES.  Upon the terms and subject to the
                 ------------------
conditions contained herein, each of the Parties hereto agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

          6.5.   COLLECTION OF ACCOUNTS RECEIVABLE.  At the Closing, Seller will
                 ---------------------------------
retain hereunder, and subject to the limitations of this Section 6.5, shall have the right and authority to bill (for a period of ninety (90) days after Closing to the extent unbilled as of the Closing) and collect for its own account, all Accounts Receivable and to take actions consistent with its past practices in furtherance thereof. Seller shall, on a monthly basis, provide PharmaCare with a trial balance of the Accounts Receivable on a customer-by-customer basis, showing the aging thereof. Seller shall notify PharmaCare prior to taking any collection actions with respect to the Accounts Receivable that are inconsistent with its past practices; within thirty (30) days of such notice, PharmaCare and Seller will agree on a proper course of action in collecting the Accounts Receivable which reasonably accommodates both Seller's interests in collecting the Accounts Receivable and the Buyers' interests in preserving customer goodwill. Each Buyer shall within seventy-two (72) hours after receipt of any payment in respect of any Account Receivable, properly endorse and deliver to Seller any such payments received on account of any Account Receivable.
Payments received by a Buyer shall be applied to the invoice designated by the payer of such payment, or, if no invoice is so designated by the payer, such payment shall be applied to the outstanding invoices to such account debtor in chronological order, beginning with the oldest invoice. Each Buyer shall within seventy-two hours transfer or deliver to Seller any cash or other property that such Buyer may receive in respect of any asset of Seller not constituting a part of the Assets. As promptly as practicable after the Closing, the Parties shall agree on the substance of, and shall send, a notice to the customers of the Division indicating that Accounts Receivable should be paid to the order of Seller and that accounts receivable arising out of sales made by the Buyers after the Closing Date should be paid to the order of the Buyers.

          6.6.   COOPERATION.  Buyers will cooperate with Seller to obtain any
                 -----------
and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

          6.7.   NOTICE OF DEVELOPMENTS.
                 ----------------------

          (a) Seller will give prompt written notice to Buyers of any development causing a breach of any of its representations and warranties in
Article IV (other than Sections 4.1, 4.2, 4.3 (as to title only), 4.5(c), 4.7, 4.22, 4.24 and 4.27, which are governed by Section 6.7(b) below)). Unless Buyers have the right to terminate this Agreement pursuant to Section 11.1(ii) by reason of the development and exercise that right within the period of twenty
(20) calendar days after notice thereof to Buyers, the written notice pursuant to this Section 6.7(a) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Article IV, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          (b) Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Sections 4.1, 4.2, 4.3 (as to title only), 4.5(c), 4.7, 4.22, 4.24 or 4.27, in the case of Seller, and Article V, in the case of Buyers. No disclosure by any Party pursuant to this Section 6.7(b), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

          6.8.   CASUALTY LOSSES.  In the event that there shall have been
                 ---------------
suffered between the date hereof and the Closing any casualty loss relating to the Assets that becomes known to Seller, Seller will promptly notify Buyers of such event and, if a Closing occurs, shall assign to the appropriate Buyer Seller's right to all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage.


                                  ARTICLE VII.
                        OTHER AGREEMENTS OF THE PARTIES
                        -------------------------------

          The Parties agree as follows:

          7.1.   GENERAL.  In case at any time after the Closing any further
                 -------
action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X hereof).

          7.2.   LITIGATION SUPPORT.  In the event and for so long as any Party
                 ------------------
actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article X hereof).

          7.3.   COVENANT NOT TO COMPETE.  Seller agrees that for a period of
                 -----------------------
five (5) years (the "Non-Compete Period") from and after the Closing Date, Seller will not engage directly or indirectly, whether as a stockholder, partner, member, joint venturer, advisor, consultant or independent contractor, in the traditional mail order pharmacy business, specialty mail order pharmacy business, or retail pharmacy network business anywhere in the United States or induce or attempt to induce any person or entity that is a customer or supplier of any Buyer in any of such businesses or otherwise a contracting party with any Buyer with respect to any of such businesses to terminate any written or oral agreement or understanding with such Buyer with respect to such businesses or otherwise modify its relationship with such Buyer with respect to such businesses in a manner adverse to such Buyer; provided, however, that (i)
                                              --------  -------
nothing contained in this Section 7.3 shall restrict the sale by Seller of medication management products and/or services to physicians, patients, or managed care providers or payors (other than the sale of traditional mail order pharmacy services, specialty mail order pharmacy services or retail pharmacy network services to third-party payors, which Seller shall be prohibited from doing for the Non-Compete Period), including via the Internet, and (ii) no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of such corporation's businesses. During the Noncompete Period, Seller shall not induce or attempt to induce any Rehired Employee to leave their employ, or otherwise solicit the employment of any Rehired Employee. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          7.4.   BULK TRANSFER LAWS.  The Parties agree to waive compliance with
                 ------------------
the requirements of any applicable bulk sales law provisions of the uniform commercial codes of the states in which the Assets are situated or which may otherwise be applicable to the transactions contemplated hereby, other than those relating to Taxes.

          7.5.   TAX MATTERS.
                 -----------

          (a) Seller will be responsible for the preparation and filing of all Tax returns for all activities of the Division for all periods ending on or before the Closing Date (including the consolidated, unitary, and combined Tax returns for Seller which include the operations of the Division for any period ending on or before the Closing Date). Seller will make all payments required with respect to any such Tax return; provided, however, that Buyers will
                                     --------  -------
reimburse Seller concurrently therewith to the extent any payment Seller is making relates to the operations of the Division for any period beginning after the Closing Date.

          (b) Buyers will be responsible for the preparation and filing of all Tax returns for all activities of the Division for all periods beginning after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax returns of Seller will include the operations of the Division). Buyers will make all payments required with respect to any such Tax return; provided, however, that
                                                       --------  -------
Seller will reimburse Buyers concurrently therewith to the extent any payment Buyers are making relates to the operations of the Division for any period ending on or before the Closing Date.

          (c) In the case of any real or personal property or other ad valorem Tax imposed on the Assets for a Tax period that includes, but does not end on, the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. Seller shall be responsible for any such Tax relating to the portion of such Tax period ending on the Closing Date, and Buyers shall be responsible for any such tax relating to the portion of such Tax period beginning after the Closing Date.

          7.6.   EMPLOYEES AND EMPLOYEE BENEFIT PLANS.
                 ------------------------------------

          (a) Each Buyer shall extend offers of employment to those Division Employees whom it desires to hire in its sole discretion (such employees who accept such offers of employment are hereinafter referred to as "Rehired Employees"), which offers shall be on terms and conditions comparable to the terms and conditions offered by such Buyer to its current employees of like position; provided, however, that any such offer of employment shall not be
          --------  -------
construed to limit the ability of such Buyer to terminate any such employee following the Closing Date for any reason. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and any cost, expense or liability resulting from, or incurred in connection with, such terminations, other than vacation entitlements, accrued on or prior to the Closing Date shall be the sole responsibility of Seller. The appropriate Buyer shall assume responsibility and all liabilities and obligations for vacation entitlements through the Closing Date of Rehired Employees.

          (b) Buyers agree that each Rehired Employee shall receive full credit for service with Seller for purposes of determining such employee's eligibility for and determining the amount of benefit entitlement for holidays, sick days, vacations, and also for purposes of determining eligibility (including, without limitation, waiting periods under group health plans), vesting and benefits provided under any other employee benefit plan, program, policy or other arrangement covering such employee established, continued or otherwise sponsored by a Buyer or an Affiliate of a Buyer after the Closing Date; provided, however, that such crediting of service shall not operate to
      --------  -------
duplicate any benefit or the funding of any such benefit for any such period of service and shall be permitted under the applicable plan of a Buyer or its Affiliate.

          7.7.   POST-CLOSING CONDUCT OF BUSINESS.  Buyers agree to use their
                 --------------------------------
commercially reasonable efforts to maximize Actual Volume from the Closing Date through the Anniversary Date; provided that nothing contained herein shall impose upon any Buyer an obligation to exceed the efforts of Seller to maximize Actual Volume as utilized for periods prior to the Closing.

          7.8.   RIGHT TO USE SELLER'S TRADEMARKS.  Buyers acknowledge, without
                 --------------------------------
limitation, that the "Allscripts" trademark, tradename and related tradedress, (the "Mark(s)"), is a Company-Wide Proprietary Right; however, effective on the Closing Date, Seller hereby grants to Buyers the limited, non-exclusive, royalty-free right to use the Marks for the sole purpose of (i) selling the Closing Inventory branded with the Marks, (ii) allowing customers to use pharmacy cards that are branded with the Marks, to the extent that such cards were previously issued in conjunction with Seller's operation of the Division and are in effect on the Closing Date, and (iii) printing and distributing prescription labels, receipts, packaging and other printed materials necessary to do business as a mail order pharmacy, provided, however, that any such printed materials shall be provided
          --------  -------
to Seller for its prior approval, which approval shall not be unreasonably withheld. Each of such rights shall separately expire upon (i) with regard to the Closing Inventory, the earlier to occur of the date such Closing Inventory is depleted or the Anniversary Date, (ii) with regard to the pharmacy cards, for so long as such cards are in effect, but in no event later than the Anniversary Date, and (iii) with regard to the printed materials, the date falling 180 days after the Closing Date. Notwithstanding the foregoing, nothing herein shall be deemed to permit Buyers to use the Marks in any manner to advertise, promote or otherwise exploit the Marks. Other than as specifically provided herein, Seller reserves and retains any and all rights in and to the Marks.

          7.9.   USE OF PERMITS.  The Parties acknowledge that the Permits are
                 --------------
not transferable by Seller to the Buyers. Buyers hereby agree to use their best efforts to secure appropriate replacement licenses and permits for the Permits as promptly as practicable after the date hereof. Seller hereby agrees to, to the extent permitted by applicable law, (i) allow Buyers to use the Permits, and
(ii) execute powers of attorney and such other documents as may be required to allow Buyers to operate such aspects of the business of the Division requiring pharmacy or drug permits and/or licenses that Buyers cannot obtain prior to the Closing, in each case for a period ending on the first to occur of (i) the 180th day after Closing, and (ii) the obtaining by Buyers of the relevant replacement permit; provided, however, that any power of attorney executed by Seller with
        --------  -------
respect to its DEA license shall be effective for no more than sixty (60) days.

                                 ARTICLE VIII.
                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

          The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Seller:

          8.1.   REPRESENTATIONS, WARRANTIES AND COVENANTS.  All representations
                 -----------------------------------------
and warranties of Buyers contained in this Agreement shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date, and each Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Each Buyer shall have delivered to Seller a certificate dated the Closing Date to such effect.

          8.2.   NO PROCEEDINGS.  No Action by any governmental authority or
                 --------------
other person shall have been instituted which prevents the consummation of the transactions contemplated hereby.

          8.3.   GOVERNMENTAL APPROVALS.  Seller and Buyers shall have received
                 ----------------------
all other material authorizations, consents, and approvals of governments and governmental agencies described on Schedule 8.3.
                                   ------------

          8.4.   FAIRNESS OPINION.  The fairness opinion of DRW referred to in
                 ----------------
Section 4.27 hereof shall not have been withdrawn or materially modified.

          8.5.   CLOSING DOCUMENTS.  Buyers shall have made the deliveries to
                 -----------------
Seller described in Section 3.2(b).

          8.6.   OPINION OF COUNSEL FOR BUYERS.  Seller shall have received the
                 -----------------------------
opinion, dated the Closing Date, of Edwards & Angell, LLP, counsel for Buyers, the substance of which is substantially as set forth on Schedule 8.6.
                                                        ------------

          8.7.   ADDITIONAL AGREEMENTS.  (a) PharmaCare shall have executed a
                 ---------------------
Transition Services Agreement (the "Transition Services Agreement") substantially in the form of Schedule 8.7(a).
                             ---------------



          (b) PharmaCare shall have executed a Participating Pharmacy Agreement with Seller, which shall be substantially in the form of Schedule
                                                                   --------
8.7(b) hereto.
-------------

          8.8.   ACCEPTANCE OF EMPLOYMENT.  Each of Amy Andres and John Glaza
                 ------------------------
shall have accepted CVS ProCare's offer of employment, which offer shall be on terms not materially less favorable than those currently enjoyed by such persons with Seller.

                                  ARTICLE IX.

                       CONDITIONS TO BUYERS' OBLIGATIONS
                       ---------------------------------

          The obligations of Buyers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyers:

          9.1.   REPRESENTATIONS, WARRANTIES AND COVENANTS.  All representations
                 -----------------------------------------
and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Seller shall have delivered to Buyers a certificate dated the Closing Date to such effect.

          9.2.   NO PROCEEDINGS OR LITIGATION.  No Action by any governmental
                 ----------------------------
authority or other person shall have been instituted which prevents the consummation of the transactions contemplated hereby.

          9.3.   GOVERNMENTAL APPROVALS.  Seller and Buyers shall have received
                 ----------------------
all other material authorizations, consents, and approvals of governments and governmental agencies described on Schedule 8.3.
                                   ------------

          9.4.   CLOSING DOCUMENTS.  Seller shall have made the deliveries to
                 -----------------
Buyers described in Section 3.2(a).

          9.5.   OPINION OF COUNSEL FOR SELLER.  Buyers shall have received the
                 -----------------------------
opinion, dated the Closing Date, of Gardner, Carton & Douglas, counsel for Seller, the substance of which is substantially as set forth on Schedule 9.5.
                                                                ------------

          9.6.   ADDITIONAL AGREEMENTS.  Seller shall have executed the
                 ---------------------
Transition Services Agreement.

          9.7.   ACCEPTANCE OF EMPLOYMENT.  Each of Amy Andres and John Glaza
                 ------------------------
shall have accepted CVS ProCare's offer of employment, which offer shall be on terms not materially less favorable than those currently enjoyed by such persons with Seller.

                                   ARTICLE X.
                                INDEMNIFICATION
                                ---------------

          10.1.  SURVIVAL OF REPRESENTATIONS.  The representations and
                 ---------------------------
warranties of Seller contained in Sections 4.3 (other than as to title), 4.4, 4.5, 4.6, 4.8 through 4.11, 4.13, 4.14, 4.15, 4.17, 4.20, 4.21, 4.23, 4.25,
4.26, 4.28 and 4.29 herein shall survive the consummation of the transactions contemplated hereby for the period ending one (1) year after the Closing Date. All of the other representations and warranties of the Parties contained herein shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). No claim for breaches of representations and warranties may be made after the applicable survival period expires; provided, however, that any claim made during the
                         --------- -------
applicable survival period not resolved during such period shall survive the expiration of such survival period and the terms of this Article shall apply to such claim as if such survival period had not expired.

          10.2.  INDEMNIFICATIONS.
                 ----------------

          (a)    By the Seller. Seller shall indemnify, save and hold harmless
                 -------------
Buyers and their respective shareholders, officers, directors, employees, subsidiaries, representatives, agents and Affiliates (collectively "Related Parties"), from and against any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation reasonable attorneys' fees and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), suffered by any Buyer or its Related Parties and caused by (i) any breach of any representation or warranty made by Seller in this Agreement (each representation and warranty being read for this purpose without regard to any "materiality"; "Material Adverse Effect", "in any material respect" or similar exception or qualifier contained in any such representation or warranty); (ii) any breach of any covenant or agreement made by Seller in this Agreement; or (iii) any Excluded Liability (including without limitation any liability imposed upon any Buyer as a result of the parties' failure to comply with any bulk sales or similar law);

provided, however, that there will be an aggregate ceiling equal to 30% of the
--------  -------
Purchase Price on the obligations of Seller to indemnify, save and hold harmless Buyers and their respective Related Parties from and against Damages pursuant to
Section 10.2(a)(i) and (ii) (and no ceiling on the obligations of Seller under Section 10.2(a)(iii)). Seller will not have any liability (for indemnification or otherwise) under Section 10.2(a)(i) or (ii) until the total of all Damages with respect to such matters exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, and then only to the extent of such excess (and no such threshold with respect to matters covered by Section 10.2(a)(iii)). For purposes of this Section 10.2(a), to the extent any claim for indemnification may be properly made pursuant to Section 10.2(a)(iii) and either Section 10.2(a)(i) or (ii), then such claim for indemnification to such extent shall be deemed to be made pursuant only to Section 10.2(a)(iii) and not pursuant to
Section 10.2(a)(i) or (ii).

          (b)    By Buyers. Buyers, on a joint and several basis, shall
                 ---------
indemnify and save and hold harmless Seller and its Related Parties from and against any and all Damages suffered by Seller or its Related Parties and caused by (i) any breach of any representation or warranty made by any Buyer in this Agreement; (ii) any breach of any covenant or agreement made by any Buyer in this Agreement (except as provided in (iv) below); (iii) any Buyer's use of any Permit, Non-Transferable Asset or Mark, but only to the extent such Damages arise out of such Buyer's actions after the Closing;
(iv) any breach by any Buyer of its covenants or agreements set forth in Sections 2.3, 2.4, 2.5, the last paragraph of Section 6.3 and Sections 6.5 and
7.7 hereof; or (v) any Assumed Liability; provided, however, that there will be
                                          --------  -------
an aggregate ceiling equal to 30% of the Purchase Price on the obligations of Buyers to indemnify, save and hold harmless Seller and its Related Parties from and against Damages pursuant to Section 10.2(b)(i) and (ii) (and no ceiling on the obligations of Buyers under Sections 10.2(b)(iii), (iv) or (v)). Buyers will not have any liability (for indemnification or otherwise) under Section 10.2(b)(i) or (ii) until the total of all Damages with respect to such matters exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, and then only to the extent of such excess (and no such threshold with respect to matters covered by Section 10.2(b)(iii), (iv) or (v)). For purposes of this Section 10.2(b), to the extent any claim for indemnification may be properly made pursuant to Section 10.2(b)(iii), (iv) or (v) and either Section 10.2(b)(i) or
(ii), then such claim for indemnification to such extent shall be deemed to be made pursuant to Section 10.2(b)(iii), (iv) or (v) and not pursuant to Section 10.2(b)(i) or (ii).

          (c)    Defense of Claims.  If a claim for Damages (a "Claim") is to be
                 -----------------
made by a Party entitled to indemnification hereunder (the "Indemnified Party") against the other Party (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing) and
(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (such consent not to be unreasonably withheld) unless the proposed settlement involves only the payment of money damages by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such
                                                    --------  -------
Claim shall not be compromised or settled without the written consent of the Indemnifying Party, (such consent not to be unreasonably withheld), unless the proposed settlement involves only the payment of money damages by the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

          (d) Certain Benefits. The amount of any indemnification payable under this Article X shall be net of any net insurance proceeds actually paid to the Indemnified Party under any policy or policies of insurance covering the loss giving rise to the claim. The Indemnified Party will use reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. The Parties agree to respond within a reasonable time to any inquiry by the other Party as to the status of any such insurance payment. All indemnification payments pursuant to this Article X shall be deemed adjustments to the Purchase Price.

          (e)    Buyers' Right of Offset.  Buyers shall have the right to offset
                 -----------------------
any unpaid indemnification obligations of Seller hereunder against any amount due to Seller as Contingent Purchase Price.

          (f)    Exclusive Remedy.  The Parties acknowledge and agree that the
                 ----------------
foregoing indemnification provisions in this Article X shall be the exclusive remedy of Buyers and Seller and their respective Related Parties with respect to the Division and the transactions contemplated by this Agreement.

                                  ARTICLE XI.
                             TERMINATION; REMEDIES
                             ---------------------

          11.1.  TERMINATION.  At any time before the Closing, this Agreement
                 -----------
may be terminated (i) by mutual written consent of the Parties; (ii) by either Buyers, on the one hand, or Seller, on the other hand, if there has been a material misrepresentation, a material breach of warranty, any breach of any representation or warranty qualified as to materiality, or a material breach of covenant by the other; (iii) by either Buyers, on the one hand, or Seller, on the other hand, if the Closing does not occur on or before April 30, 1999 (or such later date as the Parties shall mutually agree), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the Party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement; or (iv) by Seller, in connection with the acceptance of a Takeover Proposal, whereupon Seller shall promptly pay Buyers the sum of $300,000 plus Buyers' reasonable out-of-pocket expenses incurred through the date of termination in connection with the transaction contemplated by this Agreement, including attorneys' fees and expenses (which amounts are expressly acknowledged by the Parties to not be a penalty), by wire transfer of immediately available funds.

          11.2.  EFFECT OF TERMINATION.  In the event of the termination of this
                 ---------------------
Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, and no Party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach);

provided, however, that the provisions of Sections 6.2 (Access) and 12.6
--------  -------
(Expenses) shall survive any such termination.

                                  ARTICLE XII.
                                 MISCELLANEOUS
                                 -------------

          12.1.  ASSIGNMENT.  Neither this Agreement nor any of the rights or
                 ----------
obligations hereunder nor any of the assets comprising the business currently operated as the Division may be assigned by any Party without the prior written consent of the other Party; except that a Buyer may, without such consent, transfer any of the assets comprising the business currently operated as the Division (including by way of merger) and/or assign all such rights and obligations, in each case, to one or more Affiliates of a Buyer or to a successor in interest to such Buyer that shall expressly assume all obligations and liabilities of such Buyer under this Agreement. Such assumption of the obligations and liabilities of a Buyer shall not relieve such Buyer of its obligations and liabilities under this Agreement, including, without limitation, such Buyer's obligations under Section 7.7 of this Agreement (provided that the commercial reasonableness of such Buyer's efforts to maximize Actual Volume under Section 7.7 shall be determined as if no such assignment by such Buyer had occurred). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and except as provided in Article X, no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

          12.2.  NOTICES.  All notices, requests, demands and other
                 -------
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:


     If to Seller,
     addressed to:            Allscripts, Inc.
                              2401 Commerce Drive
                              Libertyville, Illinois 60048
                              Attention:  J. Gregory Cull
                              Fax No.:  847-680-1384

     With a copy to:          Gardner, Carton & Douglas
                              321 North Clark Street
                              Suite 2900
                              Chicago, Illinois 60610
                              Attention:  Joseph H. Greenberg
                              Fax No.:  312-644-3381

    If to any Buyer,
     addressed to:            c/o CVS Corporation
                              One CVS Drive
                              Woonsocket, RI  02895
                              Attention:  Zenon P. Lankowsky
                              Fax No.:  401-765-7887

     With a copy to:          Edwards & Angell, LLP
                              2800 BankBoston Plaza
                              Providence, RI  02903
                              Attention:  Christopher D. Graham, Esq.
                              Fax No:  401-276-6611

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

          12.3.  CHOICE OF LAW. This Agreement shall be construed, interpreted
                 -------------
and the rights of the parties determined in accordance with the laws of the State of Illinois (without reference to the choice of law provisions of Illinois law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          12.4.  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement,
                 ----------------------------------------
together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. THE REPRESENTATIONS AND WARRANTIES BY SELLER IN THIS AGREEMENT AND ANY EXHIBITS OR SCHEDULES HERETO, AND ANY OTHER AGREEMENTS OR DOCUMENTS TO BE EXECUTED BY SELLER IN CONNECTION HEREWITH, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE DIVISION) ARE SPECIFICALLY DISCLAIMED BY SELLER. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.5.  COUNTERPARTS.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.6.  EXPENSES. Except as otherwise specified in this Agreement, each
                 --------
Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

          12.7.  INVALIDITY. In the event that any one or more of the provisions
                 ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          12.8.  PUBLICITY. No Party will issue any press release or make any
                 ---------
other public statement relating to the transactions contemplated hereby unless
(i) mutually agreed to by the Parties, or (ii) required by law, regulation, court order or the rules of any applicable stock exchange or the Nasdaq Stock Market or of any applicable regulatory authority and any such release or statement shall be subject to prior review by PharmaCare and Seller.

          12.9.  KNOWLEDGE.  The phrase "to the Seller's knowledge", or words of
                 ---------
comparable import, shall mean facts or circumstances within the actual personal knowledge, after reasonable inquiry, of any of Amy Andres, David Mullen, John Cull, Glen Tullman and Michael Cahr.

          12.10. JOINT DRAFTING.  The Parties have participated jointly in the
                 --------------
negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                  BUYERS:

                  PHARMACARE MANAGEMENT SERVICES, INC.


                  BY:      /S/ GREG S. WEISHAR
                      --------------------------
                  NAME:    GREG S. WEISHAR
                        ------------------
                  ITS:     PRESIDENT/COO
                       -------------------

                  PHARMACARE DIRECT, INC.


                  BY:      /S/ GREG S. WEISHAR
                      --------------------------
                  NAME:    GREG S. WEISHAR
                        --------------------
                  ITS:     PRESIDENT/COO
                       -------------------

                  PROCARE PHARMACY, INC.


                  BY:      /S/ DENNIS BURTON
                      ------------------------
                  NAME:    DENNIS BURTON
                        ------------------
                  ITS:     PRESIDENT
                       ----------------


                  SELLER:

                  ALLSCRIPTS, INC.


                  BY:      /S/  DAVID B. MULLEN
                      --------------------------
                  NAME:    DAVID B. MULLEN
                        ---------------------
                  ITS:     PRESIDENT
                       ---------------